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                                                                 EXHIBIT 10.16

                                                                 CONFIDENTIAL


                           AUCTION SERVICES AGREEMENT

This Auction Services Agreement (this "Agreement") is entered into as of September 15, 1999 ("Effective Date"), by and between Ticketmaster Online-CitySearch, Inc., a Delaware corporation located at 790 E. Colorado Blvd., Suite 200, Pasadena, CA 91101 ("TMCS"), and FairMarket, Inc., a Delaware corporation located at 400 Unicorn Park Drive, Woburn, Massachusetts 01801 ("FairMarket").

                                    RECITALS

         A. FairMarket and TMCS have entered into the Stock Purchase Agreement dated as of September 15, 1999 (the "Purchase Agreement") pursuant to which, on the Closing Date thereunder, TMCS is purchasing from FairMarket a specified amount of shares of FairMarket's Series D Preferred Stock.

         B. TMCS owns and controls a number of websites on the Internet (collectively, the "TMCS Sites").

         C. FairMarket is in the business of designing, developing, and hosting web sites for third parties in connection with which FairMarket provides private label auction services ("FairMarket Auction Services").

         D. TMCS and FairMarket wish to develop a number of co-branded versions of the FairMarket Auction Services that will be developed and maintained by FairMarket on an integrated basis with the TMCS Sites (the websites utilizing the FairMarket Auction Services, when developed and launched, being collectively referred to as the "Private Label Auction Sites") on the terms and conditions set forth below.

         E. The execution and delivery of this Agreement by TMCS and FairMarket is a condition precedent to consummation of the transactions contemplated by the Purchase Agreement to be consummated at the Closing thereunder.

         NOW, THEREFORE, in consideration of the foregoing recitals, the following covenants and promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       CO-BRANDED PRIVATE LABEL AUCTION SERVICES

          a) FairMarket will develop, host, and maintain, at its expense and at no additional charge to TMCS, the Private Label Auction Sites in accordance with the technical and content specifications set forth in Exhibit A hereto and as otherwise agreed by FairMarket and TMCS.

          b) FairMarket will be responsible for all system operation software costs, hardware costs and operation costs incurred in connection with the development, operation and maintenance of the Private Label Auction Sites. The Private Label Auction

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               Sites shall utilize the functional specifications described in
               FairMarket's "Community AuctionPlace Features, version 4.0", which is attached hereto as Exhibit C, and as may be changed from time to time. FairMarket shall use commercially reasonable efforts to make the Private Label Auction Sites available to applicable users 24 hours per day, seven days per week. However, FairMarket makes no representation that access to such sites will be uninterrupted nor error free. TMCS shall have the right to terminate this Agreement upon ten business days prior written notice in the event that the server is not available at least 98% (excluding scheduled downtime) of any calendar month, provided that TMCS has been given prompt notice of any service outages during such calendar month, and a reasonable opportunity to cure.

          c) FairMarket and TMCS will work together to develop and launch the Private Label Auction Sites in accordance with the schedule detailed in Exhibit B.

          d) TMCS will display prominent links to the Private Label Auction Sites in a variety of locations across the TMCS Sites. At a minimum, TMCS will provide links from appropriate TMCS Site homepages, TMCS Site toolbars, and other contextually relevant areas within the appropriate TMCS Sites.

2.       ADVERTISING ON PRIVATE LABEL AUCTION SITES

          a) TMCS will sell and serve all advertising on the Private Label Auction Sites (collectively "Auction Site Advertising"). TMCS will have the right to sell and serve all Auction Site Advertising on all pages within the Private Label Auction Sites.

          b) TMCS will pay FairMarket, on a quarterly basis within thirty (30) days after the end of each calendar quarter, thirty per cent (30%) of Gross Advertising Revenue collected by TMCS during such quarter. For the purposes hereof, "Gross Advertising Revenue" means the aggregate amount of payments actually collected by TCMS during a specified period in respect Auction Site Advertising sold by TMCS. In the case of websites that are owned or controlled, directly or indirectly, by TMCS or USA Networks, Inc. ("USA"), TMCS will not run advertising for such sites without cash compensation except to the extent that TMCS has available inventory not purchased by third party advertisers.

          c) Each quarterly payment made pursuant to Section 2(a) shall be accompanied by an Advertising Services Revenue Statement in respect of the prior calendar quarter. For purposes hereof, "Advertising Services Revenue Statement" means the statement in mutually agreed format setting for the Gross Advertising Revenue realized during the prior calendar quarter.


          d) TMCS will keep accurate records and books of account relating to the calculation and reporting of the Gross Advertising Revenue throughout the term of this Agreement and for at least two years thereafter. During such period, FairMarket




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                                                                    CONFIDENTIAL

               shall have the right to cause an audit and/or inspection to be made of TMCS's applicable records by an independent certified public accountant in order to verify the Advertising Services Revenue Statements. Except as specified herein, FairMarket shall be responsible for all costs related to such audits. Such audits shall be made no more often than once every twelve (12) months. In the event that any underpayment is discovered as a result of any such audit, TMCS shall promptly make an adjusting payment to rectify the underpayment. If an audit reveals that TMCS has underpaid FairMarket by ten percent (10%) or more of the amounts due for any audited period of time, TMCS agrees, in addition to making prompt payment to the auditing party of all amounts due to pay the auditing party in respect of any underpayment, to pay all reasonable costs and expenses incurred by the auditing party in conducting such audit.

          e) TMCS will not sell advertising on the Private Label Auction Sites to "FairMarket Named Competitors". FairMarket may notify TMCS of FairMarket Named Competitors or add to or replace company names on the list of FairMarket Named Competitors under the following conditions: (i) TMCS must approve any such names or changes, such approval not to be unreasonably withheld, (ii) the total number of FairMarket Named Competitors shall in no event exceed five companies, and (iii) the list may not be changed more than once per calendar quarter. The parties agree that websites featuring online auction functionalities now or in the future owned or controlled, directly or indirectly, by USA will be allowed to advertise on the Private Label Auction Sites.

3.       TRANSACTION REVENUE

          a) "FairMarket Network" shall mean the network of all websites of FairMarket customers for whom FairMarket hosts Private Label Auction Services.

          b) "Seller(s)" shall mean a user who lists product(s) or service(s) for sale on the FairMarket Network.

          c) "Buyer(s)" shall mean a user who successfully bids for product(s) or service(s) on the FairMarket Network.

          d) "Transaction Fees" shall mean any fee charged to Sellers or Buyers that become payable upon the consummation of a sale of a product or service through the FairMarket Network.

          e) "Listing Fees" shall mean any fee charged to a Seller for placing any listing of products or services on a Private Label Auction Site.

          f) "Gross Transaction Revenue" shall mean one hundred per cent (100%) of Listing Fees charged to Sellers on each Private Label Auction Site, plus fifty per cent (50%) of all Transaction Fees (using such Private Label Auction Site's then-current transaction fee schedule) resulting from transactions in which a Seller


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                                                                    CONFIDENTIAL

               used such Private Label Auction Site (regardless of whether the Buyer uses such Private Label Auction Site or another site within the FairMarket Network), plus fifty per cent (50%) of all Transaction Fees (using such Private Label Auction Site's then-current transaction fee schedule) resulting from transactions in which the Buyer used such Private Label Auction Site (regardless of whether the Seller uses such Private Label Auction Site or another site within the FairMarket Network).

          g) "Net Transaction Revenue" shall mean actual Gross Transaction Revenue less actual returns or similar credits and credit card and other processing costs (collectively not to exceed 5.0% of Gross Transaction Revenue regardless of actual processing costs).

          h) "Shared Transaction Revenue" shall mean seventy per cent (70%) of Net Transaction Revenue recognized by FairMarket during a specified period.

          i) FairMarket and TMCS will jointly determine the amount, if any, of Transaction Fees and Listing Fees for each Private Label Auction Site. The parties will take into consideration current industry pricing and the competitive environment when setting pricing, and will establish pricing comparable to that charged by leading independent auction sites and other leading portals.

          j) FairMarket will pay TMCS, on a quarterly basis, the Shared Transaction Revenue within thirty (30) days following the end of each quarter.

          k) Each quarterly payment made pursuant to Section 3(j) shall be accompanied by an Transaction Revenue Statement in respect of the prior calendar quarter. For purposes hereof, "Transaction Revenue Statement" means the statement in mutually agreed format setting for the Net Transaction Revenue recognized during the prior calendar quarter.

          l) FairMarket will keep accurate records and books of account relating to the calculation and reporting of the Net Transaction Revenue throughout the term of this Agreement and for at least two years thereafter. During such period, TMCS shall have the right to cause an audit and/or inspection to be made of FairMarket's applicable records by an independent certified public accountant in order to verify the Transaction Revenue Statements. Except as specified herein, TMCS shall be responsible for all costs related to such audits. Such audits shall be made no more often than once every twelve (12) months. In the event that any underpayment is discovered as a result of any such audit, FairMarket shall promptly make an adjusting payment to rectify the underpayment. If an audit reveals that FairMarket has underpaid TMCS by ten percent (10%) or more of the amounts due for any audited period of time, FairMarket agrees, in addition to making prompt payment to the auditing party of all amounts due to pay the auditing party in respect of any underpayment, to pay all reasonable costs and expenses incurred by the auditing party in conducting such audit.



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                                                                    CONFIDENTIAL

4.       ADVERTISING ON THE TMCS SITES AND USA NETWORK

          a) In the one-year period beginning on the Effective Date, TMCS will provide FairMarket, at no cost to FairMarket, $2 million of advertising services on the TMCS Sites, valued at a "Most Favored Nations" discount (the "TMCS Advertising Services"). The parties will work together to select mutually agreeable locations for the TMCS Advertising Services. Placement and timing of the TMCS Advertising Services will be on an "as available" basis and may be preempted for paid advertising or promotion, provided however that TMCS will act in good faith and use commercially reasonable efforts to accommodate the reasonable requests of FairMarket. The TMCS Advertising Services will be made available only during the one-year period beginning on the Effective Date, and following the expiration of such one-year period TMCS shall have no further obligation to provide any TMCS Advertising Services.

          b) All advertising featured on the TMCS Websites and provided in accordance with Section 4(a) above will refer to "CityAuction Auctions" or such other similar wording as TMCS may use in its discretion following consultation with FairMarket (it being understood that, notwithstanding such consultation, the use of such wording shall be subject to the final determination of
               TMCS), and will be directed to click through to the Private Label Auction Sites.

          c) FairMarket will develop at FairMarket's expense the creative materials to be used in the TMCS Advertising Services. All such creative materials will be utilized subject to TMCS's approval, such approval not to be unreasonably withheld.

          d) In the one-year period beginning on the Effective Date, TMCS will cause USA to provide to FairMarket, at no cost to FairMarket, $3 million of television and cable advertising services, valued at "standard" discounts to USA's rate card, across the USA family of properties. The parties will work together to select mutually agreeable locations for the USA Advertising Services ("USA Advertising Services"). Placement and timing of USA Advertising Services will be on an "as available" basis and may be preempted for paid advertising or promotion, provided however that USA will act in good faith and use commercially reasonable efforts to accommodate the reasonable requests of FairMarket. The USA Advertising Services must be used during the one-year period beginning on the Effective Date, and following the expiration of such one-year period TMCS shall have no further obligation to provide any TMCS Advertising Services. FairMarket will develop at its sole expense the creative materials to be used in the USA Advertising Services.



5.       EXCLUSIVE AUCTION SERVICES PROVIDER

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                                                                    CONFIDENTIAL

          a) TMCS will not form a relationship with any affiliate or third party company, other than FairMarket, to provide private label, co-branded, or other person-to-person or merchant-to-person online auction services for the TMCS Sites, except that the parties agree that 1) ticket sales where TMCS is an agent and 2) relationships with auction sites that are owned by USA or its affiliates will be excluded from this exclusivity provision.

          b) If TMCS decides to offer tickets at auction, the parties agree 1) to use their respective best efforts to reach an agreement for FairMarket to provide auctions services for such auctions and 2) that FairMarket will have a right of first offer and a right to match any offer to provide ticket auctions to TMCS.

          c) TMCS will use commercially reasonable efforts to cause USA to negotiate in good faith with FairMarket to provide FairMarket with an opportunity to be the primary provider of auction services for all USA Internet properties, including but not limited to HSN.com, FirstAuction, FirstJewelry, and FirstOutlet.

          d) FairMarket shall promote TMCS's participation as a partner in its private label program in ongoing press materials, and in marketing collateral related to such program; provided that all uses of TMCS Marks in marketing and promotional materials shall require the prior review and approval of TMCS. In addition, in its sole discretion and to the extent reasonably practicable, FairMarket shall feature TMCS on the FairMarket home page in a manner similar to that in which other FairMarket customers are featured.

          e) TMCS shall promote TMCS's participation as a partner in the FairMarket Network in ongoing press materials for the Private Label Auction Sites that are launched pursuant hereto, and in printed marketing collateral for such Private Label Auction Sites; provided that all uses of FairMarket Marks in marketing and promotional materials shall require the prior review and approval of FairMarket.

6.       TERM

          a) The term of the Agreement shall begin on the Effective Date and will continue for three (3) years (the "Initial Term").

          b) Following the expiration of the Initial Term, and unless earlier terminated pursuant to Section 7 hereof, this Agreement will automatically renew at the end of the Initial Term and each renewal term for an additional twelve (12) month term unless cancelled in writing by either party at least thirty (30) days prior to the end of the then-current term.

7.       TERMINATION

          a) Either party may terminate this Agreement if the other party breaches any material obligation hereunder and such breach remains uncured for thirty (30) days

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                                                                    CONFIDENTIAL

               following the receipt of written notice to the breaching party of the breach and the notifying party's intention to terminate.

          b) TMCS may terminate this Agreement effective upon written notice to FairMarket following the occurrence of a Change of Control Involving a Competitor. For purposes hereof, (x) a "Change of Control Involving a Competitor" means (i) the sale, lease, conveyance or other disposition of all or substantially all of FairMarket's assets to a TMCS Competitor; or (ii) any transaction or series of related transactions that results in any TMCS Competitor becoming the beneficial owner, directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of FairMarket; and (y) a "TMCS Competitor" means any direct competitor of TMCS that TMCS may identify in writing from time to time (it being understood that it is the responsibility of FairMarket to confirm with TMCS in writing whether a particular entity that may acquire such shares or assets is then deemed to be a TMCS Competitor for purposes hereof).

          c) Except as set forth in the License Agreement of even date herewith, upon termination of this Agreement, (i) TMCS and the TMCS Sites shall immediately discontinue all use of each Private Label Auction Site and return to FairMarket, or destroy, all tangible materials embodying intellectual property belonging to FairMarket, and (ii) FairMarket and the Private Label Auction Sites will discontinue all use of the User Data and return to TMCS, or destroy, all tangible materials embodying intellectual property belonging to TMCS.

          d) All payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty (30) days of such termination or expiration.

          e) The provisions of Section 11 (Confidentiality), Section 12 (Warranty and Indemnity), Section 13 (Limitation of Liability),
               Section 14 (Dispute Resolution) and Section 6(b) of Exhibit A shall survive any termination or expiration of the Agreement.

8.       USAGE REPORTS AND USER DATA

          a) FairMarket will make usage reports made available to TMCS via the Administrative Module (as defined in Exhibit A).

          b) For the purpose of this Agreement, "User Data" shall mean all information submitted by a user of any Private Label Auction Site ("User") to such Private Label Auction Site. "Individually Identifiable User Data" shall mean User Data which can be reasonably used to identify a specific individual such as their name, address, phone number, etc.

          c) Both parties acknowledge that any individual user of the Internet could become a customer of TMCS and/or FairMarket through the use of a TMCS Website or

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                                                                    CONFIDENTIAL

               website owned or controlled by FairMarket that is unrelated to this Agreement. Both parties further acknowledge that any data gathered about such Internet users unrelated to this Agreement shall not be considered User Data.

          d) TMCS shall retain all rights to any User Data. TMCS will have full and continuous access to all User Data via the Administrative Module (as defined in Exhibit A).

          e) TMCS hereby grants FairMarket a limited license to aggregate and use the User Data as follows: In the case of User submitted listings, TMCS grants FairMarket the right to aggregate and distribute such listings across the FairMarket Network. TMCS agrees that FairMarket shall be able to utilize, at its sole discretion, aggregated data from each Private Label Auction Site when aggregated with data from FairMarket's other customers.

9.       SERVICE OWNERSHIP AND LICENSE

          a) FairMarket will retain all right, title and interest in and to the FairMarket Auction Services worldwide (including, but not limited to, ownership of all copyrights and other intellectual property rights therein); provided that TMCS will retain all right, title and interest in and to the design and look and feel of each Private Label Auction Site (other than the Auction Content Area) and the User Interface thereof (including, but not limited to, ownership of all copyrights and other intellectual property rights in such User Interface).

          b) During the term of this Agreement, and subject to the terms and conditions of this Agreement, FairMarket hereby grants to TMCS, its affiliates and assigns a non-exclusive, non-transferable, irrevocable, royalty-free, worldwide right and license to use, distribute, transmit, publicly display, advertise and promote the FairMarket Auction Services and the listing data therein in connection with the Private Label Auction Sites and to the extent necessary for TMCS to fulfill its obligations under this Agreement. In addition, FairMarket grants to TMCS the right to sub-license the FairMarket Auction Services included in each Private Label Auction Site to TMCS's wholly-owned subsidiaries or joint ventures in which TMCS participates for the sole purpose of using, distributing, transmitting and publicly displaying such Private Label Auction Site in accordance with this Agreement.

          c) During the term of this Agreement, and subject to the terms and conditions of this Agreement, TMCS hereby grants to FairMarket a non-exclusive, non-transferable, irrevocable, royalty-free, worldwide right and license to use, distribute, transmit and publicly display the look and feel of each Private Label Auction Site and the User Interface thereof in accordance with this Agreement.



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10.      TRADEMARK OWNERSHIP AND LICENSE
                                                                    CONFIDENTIAL

          a) FairMarket will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to TMCS hereunder.

          b) TMCS will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to FairMarket hereunder.

          c) Each party (each a "Licensor" as to the trademarks, service marks and trade names licensed by it hereunder) hereby grants to the other a non-exclusive, limited license to use Licensor's trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with Licensor's reasonable policies regarding advertising and trademark usage, as shall be established or changed from time to time, in each party's sole discretion.

          d) Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other except:

               i. As the parties may agree in writing; or

               ii. To the extent permitted by applicable law.

11.      CONFIDENTIALITY

          a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential" or "proprietary"; or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

          b) Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement,
               (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently.

          c) Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.



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                                                                    CONFIDENTIAL


          d) Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

          e) The terms and conditions of this Agreement will be deemed to be the Confidential Information of each party and will not be disclosed without the written consent of the other party, except as may be required by law.

          f) The parties' obligations under this Section 11 shall survive any termination or expiration of the Agreement.



12.      WARRANTY AND INDEMNITY

          a) Each of FairMarket and TMCS warrants that it owns, or has obtained all necessary rights to distribute and make available as specified in this Agreement, any and all information, service or content that will be provided to the other party or made available to third parties in connection with this Agreement, including without limitation in the case of FairMarket, the FairMarket Auction Services.

          b) FairMarket warrants to TMCS that: (i) each Private Label Auction Site will comply with the description and technical specifications as contemplated by this Agreement and all Exhibits; (ii) FairMarket will use its best efforts to ensure that the Private Label Web Sites will be accessible on a continuous, unlimited basis and will take measures consistent with industry standards to ensure such access in the event of a server crash, power outage, maintenance, service or other interruption to the FairMarket Auction Service; and (iii) the Private Label Auction Sites will continue to comply with all terms, specifications and conditions hereunder, notwithstanding the processing of dates including the years 2000 through 2100 ("Year 2000 Data"), as follows: neither the Private Label Auction Sites nor their hosting servers will freeze, cease to function, generate incorrect data or produce incorrect results as a result of inputting, processing, calculating, comparing, converting, or presenting Year 2000 Data in calendar or system date; and the Private Label Auction Sites will recognize and present dates without ambiguity as to century in connection with sending Year 2000 Data to other automated or computerized systems.

          c) Each of FairMarket and TMCS will indemnify, defend and hold harmless the other party, and the other party's affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, reasonable attorneys' fees) arising from:



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               i.   The breach of any warranty, representation or covenant by
                    such party, in this Agreement;

               ii. Any claim that any Private Label Auction Site or any or all information, service or content provided by such party to the other party or made available to third parties by such party, in connection with this Agreement infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content; or

               iii. Any claim based on property damage or personal injury resulting from the gross negligence or willful or reckless misconduct of such party.

               A party seeking indemnification hereunder will promptly notify the other party of any and all such claims and will reasonably cooperate with such other party in the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts the indemnified party in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require the indemnified party's written consent (not to be unreasonably withheld or delayed) and the indemnified party may, at its sole cost and expense, have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

          d) EXCEPT AS SPECIFIED IN THIS AGREEMENT, INCLUDING ALL EXHIBITS, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

13.      LIMITATION OF LIABILITY

EXCEPT FOR THE CONFIDENTIALITY OR INDEMNIFICATION OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT FOR THE CONFIDENTIALITY OR INDEMNIFICATION OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT, THE LIABILITY OF A PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNT ACTUALLY PAID, IN CASH OR IN KIND, BY THE OTHER PARTY TO SUCH PARTY HEREUNDER.


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14.      DISPUTE RESOLUTION

          a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. For the purposes of this section only, the parties consent to venue in either the federal or state courts of the Commonwealth of Massachusetts.

          b) In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator for hearing in Boston, Massachusetts.

          c) In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes. The arbitration will be held in Boston, Massachusetts.

15.      GENERAL

          a) Assignment. Neither party may assign this Agreement, in whole or in part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with a merger, reorganization or sale of all, or substantially all, of such party's capital stock or assets or the sale of all or substantially all of that portion of a party's business to which this Agreement pertains; in the case of FairMarket, so long as in each case the entity purchasing such stock or assets is not a TMCS Competitor. Any attempt to assign this Agreement other than as permitted above will be null and void.

          b) Governing Law. This Agreement will be governed by and construed in accordance with the internal, substantive laws of the State of Delaware, notwithstanding the actual state of residence or incorporation of FairMarket.


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                                                                    CONFIDENTIAL

          c) Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this Section.

          d) No Agency. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

          e) Force Majeure. Any delay in or failure of performance by either party under this Agreement caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions will not be considered a breach of this Agreement and such performance will be excused for the number of days such occurrence reasonably prevents performance, but in no case will such excuse extend beyond six (6) months.

          f) Severability. In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

          g) Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.




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                                                                    CONFIDENTIAL




         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

Ticketmaster Online-CitySearch, Inc.           FairMarket, Inc.

By: /s/ Bradley K. Serwin                      By: /s/ Scott Randall
   --------------------------------               ------------------------------

Name: Bradley K. Serwin                        Name: Scott Randall
     ------------------------------                 ----------------------------
Title: V.P.                                    Title: CEO
      -----------------------------                  ---------------------------
Date:  9/15/99                                 Date:  9/15/99
     ------------------------------                 ----------------------------





                                                                    CONFIDENTIAL


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